Exhibit 99.2

Part II of Annual Report on Form 10–K

Item 5. Market for Registrant’s Common Equity and Related Stockholder Matters

     Our common stock is traded on the Nasdaq National Market under the symbol “BBDC” and historically has traded at prices below our net asset value per share. The following table sets forth, for the periods indicated, our net asset value per share of common stock and the high and low sales prices per share of our common stock. Prior to September 23, 1999, our common stock traded on the Nasdaq SmallCap Market under the same symbol. On June 24, 2005, the last reported sales price of our common stock was $10.35 per share.

     Effective April 21, 2005, as a result of our delay in filing this Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 2005, Nasdaq advised us that our trading symbol would be “BBDCE” and that our common stock was subject to delisting. We appealed this determination to the Nasdaq Listing Qualifications Panel and, on June 20, 2005, the Panel advised us that our request for continued listing had been granted, subject to our filing our delinquent Exchange Act reports prior to June 30, 2005 and our continued compliance with Nasdaq’s other continued listing requirements. At present, we do not anticipate that we will be able to meet this filing deadline and, consequently, we anticipate that we will be delisted from the Nasdaq National Market on or about that date.

	Net Asset	Range of Sales
	Value per	Prices
	Share(1)	High	Low
Year ended December 31, 2004
First Quarter	17.20	12.35	9.88
Second Quarter	17.00	12.61	10.30
Third Quarter	17.78	11.25	10.32
Fourth Quarter	14.33	12.30	10.65
Year ended December 31, 2003
First Quarter	18.37	8.94	6.04
Second Quarter	17.78	8.90	8.00
Third Quarter	18.44	9.88	7.52
Fourth Quarter	17.34	11.13	8.80

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high or low sales price. The net asset values shown are based on outstanding shares at the end of each period.

     Since our initial public offering, we have distributed more than 98% of our ordinary income and 98% of our capital gain net income to our stockholders on an annual basis. For the years ended December 31, 2004, 2003, and 2002, we declared dividends of $0.85, $0.69 and $0.00, respectively.

     Our current intention is to continue distributing our ordinary income and our short-term capital gains on an annual basis to our stockholders. We may also choose to distribute some or all of our net realized long-term capital gains. Pursuant to our Memorandum of Understanding with Mr. Goldstein, we have agreed to distribute proceeds from the disposition of our assets to stockholders upon receipt of appropriate approvals. There can be no assurance as to the timing or amounts of these distributions. See “Item 3. Legal Proceedings.”

     We maintain an “opt out” dividend reinvestment and cash purchase plan for our stockholders. Under the plan, if shares of our common stock are registered in your name, dividends will be automatically reinvested in additional shares of common stock unless you “opt out” of the plan.

     The Company made no common stock repurchases during 2004.

Item 6. Selected Financial Data

(all figures in thousands except per share data)
(years ended December 31)

	2004	2003	2002	2001	2000	1999	1998	1997	1996
Financial Position
Total assets	$64,905	$77,853	$73,747	$75,534	$58,471	$54,991	$50,456	$43,825	$36,620
Note payable	6,000	7,500	6,000	6,000	6,000	—	—	—	—
Net assets	54,611	66,091	65,900	68,006	51,943	52,440	49,941	42,912	36,142

Changes in Net Assets
Net investment income (loss)	(2,082)	2,657	(2,158)	(1,208)	145	320	(69)	31	(7)
Net realized and unrealized gains (losses) on investment transactions	(6,158)	164	52	18,007	1,734	3,932	7,137	5,683	—
Net change in net assets from operations	(8,241)	2,821	(2,106)	16,800	1,879	4,252	7,068	5,713	(7)
Dividends	3,239	2,630	0.00	736	2,376	1,753	38	444	—

Per Share Data
Net assets	14.33	17.34	17.290	17.850	13.630	13.760	13.110	11.260	9.870
Closing market price	11.64	10.20	7.700	10.890	8.625	8.000	7.125	9.630	10.000
Cash dividends	0.85	0.69	0.00	0.19	0.620	0.460	0.010	0.120	—

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

   Overview

     We are a non-diversified investment company that is regulated as a business development company under the Investment Company Act of 1940. We provide equity and long-term debt financing to small and medium-sized private companies in a variety of industries throughout the United States. Our investment objective is to achieve long-term capital appreciation in the value of our investments and to provide current income primarily from interest, dividends and fees paid by our portfolio companies.

     Historically, we have focused our investing activities on private equity securities. We generally structure our private equity investments as participating preferred stock with an 8% to 10% dividend yield that accumulates and is paid upon a liquidity event. Our private equity investments typically range from $1 million to $5 million, and we generally expect these investments to achieve liquidity within three to five years. We typically do not receive a cash return on our private equity investments until a liquidity event occurs, but instead seek to achieve long-term capital appreciation in net asset value through such investments.

     On March 19, 2003, we entered into a Memorandum of Understanding with Phillip Goldstein, a director of the Company, pursuant to which Mr. Goldstein agreed to dismiss the lawsuit he filed against the Company and certain members of our Board of Directors in September 2002, subject to compliance with the Investment Company Act of 1940. The Court approved the proposed settlement on February 26, 2004. See “Item 3 (Legal Proceedings), above.

   Critical Accounting Policies and Estimates

     We value our privately held investments based on a determination of their fair value made in good faith by our board of directors. Initially, the fair value of each such security is based upon its original cost. Cost is also the primary factor used to determine fair value on an ongoing basis until significant developments or other factors affecting the investment (such as results of subsequent financings, the availability of market quotations, the portfolio company’s operations and changes in general market conditions) provide a basis for value other than cost. Portfolio investments listed on a securities exchange or traded on the Nasdaq Stock Market are valued at the closing price listed on the relevant exchange or quotation system at the date of valuation. Securities traded in the over-the-counter market are valued based on the average of the closing bid and asked prices on the date of valuation.

     Public securities with legal, contractual or other restrictions on transfer may be discounted due to such restrictions. The lack of liquidity of these securities may adversely affect our ability to dispose of them in a timely manner and at a fair price when we deem it necessary or advantageous to do so.

     We continuously evaluate opportunities to maximize the value of our investments. In that regard, we periodically evaluate potential acquisitions, financing transactions, initial public offerings, strategic alliances, and sale opportunities involving our private portfolio companies. These transactions and activities are generally not disclosed to our stockholders and the investing public until such time as the transactions are publicly announced or completed, as the case may be. Any such pending transaction could have an impact on the value of an investment, which is also generally not adjusted until the transaction is publicly announced or completed.

companies. We assess the collectibility of dividends and interest income receivables in connection with our determination of the fair value of the related security. To the extent that there are adverse future developments, previously recognized dividend and interest income may not be realized.

     We account for our operations utilizing accounting principles generally accepted in the United States of America for investment companies. On this basis, the principal measure of our financial performance is captioned “Net increase (decrease) in net assets resulting from operations,” which is the sum of two elements. The first element is “Investment income (loss), net,” which is the difference between (1) our income from interest, dividends and fees, and (2) our operating expenses. The second element is “Net realized and unrealized gain (loss) on investments,” which is the sum of (1) the difference between the proceeds received from our dispositions of portfolio securities and their stated cost (“Net realized gain (loss) on investments”), and (2) the net change in the fair value of our investment portfolio (“Net unrealized gain (loss) on investments”). “Net realized gain (loss) on investments” and “Net unrealized gain (loss) on investments” are directly related. For example, in the period during which a security is sold to realize a gain, net unrealized gain on investments decreases, and net realized gain on investments increases.

     Historically, we have focused our investing activities on private equity securities. We began making such investments in 1997 and are now entering into a phase of the business plan which emphasizes positioning our more mature portfolio companies for appropriate liquidity events. As a result, we are continuously monitoring portfolio company results and evaluating opportunities to maximize the valuation of our investments. In that regard, we periodically evaluate potential acquisitions, financing transactions, initial public offerings, strategic alliances, and sale opportunities involving our portfolio companies. Any such transaction could have an impact on the valuation of our investments. These transactions and activities are generally not disclosed to our stockholders and the investing public until such time as the transactions are publicly announced or completed, as the case may be.

Results of Operations

   Dividend and Interest Income

     Dividend and interest income on investments for the years ended December 31, 2004, 2003 and 2002 were $1,435,056, $5,970,522 and $2,913,667, respectively. The increase in interest and dividend income during the year ended December 31, 2003 was primarily due to the income received as a result of the recapitalization of Fitness Quest, Inc. as more fully described below. The decrease in interest and dividend income during the year ended December 31, 2004 as compared to the years ended December 31, 2003 and 2002 was primarily due to the special dividends received in 2003 and 2002 from Fitness Quest due to superior operating performance as more fully described below.

   Expenses

     Total expenses during the years ended December 31, 2004, 2003 and 2002 were $3,517,366, $3,313,967 and $5,072,064, respectively. A significant component of total expenses was advisory fees of $1,925,471, $1,952,808 and $1,901,941 earned by our investment adviser during the years ended December 31, 2004, 2003 and 2002, respectively. A second component of total expenses was professional fees of $498,426, $70,031, and $1,929,878 during the years ended December 31, 2004, 2003, and 2002 respectively. The increase in professional fees in 2002 reflected the cost of the proxy contest and resulting litigation including the accrual of the reimbursement of legal fees and proxy costs, and the write-off of prepaid offering costs due to our decision not to proceed with the previously announced rights offering. We have accrued $275,000 in connection with Phillip Goldstein’s proxy and litigation costs. Payment of such amounts are subject to the receipt of exemptive relief from the SEC and compliance with the Investment Company Act of 1940. The increase in professional fees in 2004 were a result of costs associated with the settlement of outstanding litigation and the related preparation and follow-up on an exemptive order filed with the Securities and Exchange Commission as more fully described below and direct costs associated with implementing additional Sarbanes-Oxley compliance requirements.

   Net Realized and Unrealized Gains (Losses) on Investment Transactions

     During the years ended December 31, 2004, 2003 and 2002, valuation of our equity and mezzanine investments resulted in net realized and unrealized gains (losses) on investments of ($6,158,204), $163,954 and $52,411, respectively. At December 31, 2004, and 2003, we had investments in eleven companies, respectively. The net realized and unrealized gains during such periods were significantly influenced by general stock market and business conditions, as well as the 2004 sale of Fitness Quest, the 2004 recapitalization of Value Creation Partners, the 2004 revaluation of Flight Options International Inc. and the 2003 write-offs of Petroleum Partners, Inc. which are more fully described below.

Financial Condition, Liquidity and Capital Resources

     At December 31, 2004 and 2003, we had $3,321,075 and $4,688,731, respectively, in cash and cash equivalents which were primarily invested in United States Treasury securities. Restricted cash is held under direction of the lender and is not readily available to fund investments or pay operating expenses.

     Our management generally believes that our cash and cash equivalents, together with proceeds from our investments, will provide us with the liquidity necessary to pay our operating expenses and make follow-on investments as necessary. However, because of the inherent uncertainty with respect to the timing of liquidity events, the Company entered into a $2.5 million short-term note arrangement with Huntington National Bank in June 2004 for the purpose of paying operating expenses pending potential liquidity events. The note is unsecured and carries an interest rate of prime plus 1% (6.25% at December 31, 2004). As of December 31, 2004 no amount was drawn down on the note.

     At December 31, 2004 and 2003, we had stockholders’ equity of $54,611,197 and $66,090,665, respectively, resulting in a net asset value per share of $14.33 and $17.34, respectively.

     At December 31, 2004, we had $6,000,000 of outstanding indebtedness. For the year ended December 31, 2004, the weighted average interest rate on this indebtedness was 4.35%.

     Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. Brantley Partners IV, L.P. and Brantley Mezzanine Finance LLC hold, in the aggregate, approximately $172 million of private equity and subordinated debt investments. These partnerships are related to our investment adviser in a manner that required the receipt, from the Securities and Exchange Commission, of an exemption from certain provisions of the Investment Company Act of 1940 in order to permit us, under certain circumstances, to invest in the same portfolio companies as the other private investment funds managed by our investment adviser.

     We intend to use our cash to make only follow on investments in the future, and distribute any remaining proceeds from liquidity events to stockholders.

     At December 31, 2004 and December 31, 2003, the aggregate cost of the investments we made to date was $29.2 million and $25.2 million, respectively, and their aggregate market value was $49.4 million and $60.4 million, respectively, for an aggregate fair value appreciation of 70% and 140%, respectively. Our management believes that our portfolio companies have potential for long-term growth in sales and earnings.

     We did not have any material off-balance sheet arrangements, as defined in Item 303(a) of Regulation S-K under the Exchange Act for the fiscal year ended December 31, 2004.

     Our contractual obligations as of December 31, 2004 are:

	Payments Due
		Less than 1			More than
Contractual Obligations	Total	year or on demand	1 to 3 years	3 to 5 years	5 years
Debt Obligations	$6,000,000	$6,000,000	—	—	—

Total Contractual Obligations	$6,000,000	$6,000,000	—	—	—

   Portfolio Company Investments

     The following is a list of the companies in which we had an investment and the cost and fair value of such securities at December 31, 2004.

	Nature of its
Name of Company	Principal Business	Cost	Fair Value
Disposable Products Company, LLC	Non-Woven Paper Products Manufacturer	5,637,984	3,908,317

Fitness Quest, Inc.	Fitness Products Direct Marketer	2,470,347	4,635,830

Flight Options International, Inc.	Private Air Travel Services	5,562,500	21,900,000

Health Care Solutions, Inc.	Home Health Care Provider	1,573,210	1,602,611

The Holland Group, Inc.	Temporary Staffing	2,125,000	2,125,000

TherEx, Inc	Rehabilitation Services	1,644,013	1,644,013

Orion Healthcorp.	Practice Management Group	7,720,054	9,940,819

Prime Office Products, Inc.	Office Products Distributor	1,600,000	1,600,000

Streamline Foods, Inc.	Food Products Manufacturer and Distributor	795,000	795,000

Value Creation Partners, Inc.	Food Products Manufacturer and Distributor	0	1,293,153

International Total Services, Inc.	Security	68,410	101

	Total	$29,196,518	$49,444,844

     On June 23, 2005, the special committee of our board of directors retained Huron Consulting Group to provide a valuation analysis of our investment in Flight Options International, Inc. as of December 31, 2004, March 31, 2005 and June 30, 2005 and to perform an appraisal review of the board’s valuation analyses of our other individually-significant investments. In addition, Flight Options International, Inc. has retained the financial advisory firm of Duff & Phelps, LLC to provide it with a valuation analysis of its 43.4% ownership interest in Flight Options LLC.

     Our individually significant equity and mezzanine investments at December 31, 2004 are described below:

   Disposable Products Company, LLC

     On August 10, 1998, we entered into an investment led by Banc One Capital to provide $1.0 million of a $3.0 million subordinated debt facility with warrants for Disposable Products Company, LLC. Disposable Products is an acquisition strategy company in the business of manufacturing and converting paper and non-woven materials into wiping products for sale to commercial, institutional, industrial and government markets. In addition, Disposable Products is a converter and reseller of other safety and industrial/ janitorial products. Proceeds of the transaction were used to complete Disposable Products’ first acquisition. The terms of the debt facility call for a 12% interest rate per annum with a final maturity in 2003 that has been extended. We also received a detachable capital stock purchase warrant exercisable for 65% of the fully-diluted capital stock of Disposable Products at the time of exercise at a nominal exercise price. In addition, through December 31, 2004 we funded additional 12% promissory notes of $4,637,984 from

Disposable Products. Disposable Products’ operating performance has not met expectations and as a result has had some working capital constraints. Due to these factors, the Board of Directors has approved valuation reductions of $1,729,667 to date.

   Fitness Quest, Inc

     On December 16, 1997, we funded a $1.35 million commitment to invest with Brantley Venture Partners III, L.P. in a $3.85 million preferred stock issue for Fitness Quest, Inc. As a result, we purchased approximately 788,961 shares of Fitness Quest Series A 10% Convertible Preferred Stock at $1.71 per share. Fitness Quest is a direct marketing and distribution company. The proceeds were used by Fitness Quest for a management buy-out of the company from its previous owner, The Time Warner Music Group, a 100% wholly owned subsidiary of Time Warner, Inc., and for other acquisitions. Fitness Quest has been in the fitness promotional products business since 1994. Fitness Quest operates in a highly competitive industry and is dependent on the management talent and efforts of key personnel for its success. We do not believe that Fitness Quest is dependent on a single or small number of customers, possesses significant intellectual property, or is operating in an unusually regulated industry.

     During 1997, Fitness Quest increased its revenue and improved its operating margins and profits. After a complete evaluation, our board of directors re-valued our Fitness Quest investment to $5,440,000, resulting in a 1997 unrealized gain of $4,090,000. This evaluation was based on price to earnings ratios, cash flow multiples and other appropriate financial measurements of similar private companies. In addition to the above Series A 10% Convertible Preferred Stock, we funded $1,751,300 to invest with Brantley Venture Partners III, L.P. in a $3.5 million 10% senior subordinated debt investment in Fitness Quest in 2000. In addition, we received a warrant to purchase 181,172 shares of Fitness Quest common stock for $0.01 per share. The proceeds of the most recent investment were used to fund Fitness Quest’s working capital needs. During the fourth quarter of 2000, we exchanged the senior subordinated debt investment and related unpaid interest for 679,641 shares of Fitness Quest common stock.

     Through March 31, 2003, Fitness Quest had continued to increase its revenues, improve its operating margins, and reduce its debt. As a result, the Board of Directors increased the value of the investment to $15,000,000 resulting in an unrealized gain of $6,341,959 for the quarter ending March 31, 2003.

     On July 31, 2003, Fitness Quest successfully completed a recapitalization of the company. As a result of this transaction, we received a distribution from Fitness Quest of $7.3 million, including special and ordinary dividends of $5,234,338, of which $567,000 was in repayment of previously accrued preferred stock dividends. Subsequent to this transaction, we maintain a 15.1% ownership interest in the company with an estimated fair value of $11.2 million.

     On November 16, 2004 we completed the sale of our primary interest in Fitness Quest. As a result, we received a cash distribution of $6.6 million. In addition, we are entitled to certain cash payments over the next twelve months from Fitness Quest and also retain a 14.7% ownership interest in Fitness Quest.

   Flight Options International, Inc. (Formerly Corporate Wings, Inc.)

     On December 23, 1997, we funded $2.1 million to invest with Brantley Venture Partners III, L.P. in a $6.0 million preferred stock issue for Flight Options International, Inc. Our investment consists of approximately 2,576,000 shares of Flight Options Series A 8% Convertible Preferred Stock at $0.8152 per share. Flight Options provides complete private air travel service through the sale of fractional interests in pre-owned jet aircraft. The proceeds of the transaction were used by Flight Options to continue to execute an acquisition strategy. We believe Flight Options is one of the top five providers of fractional interests in aircraft in the United States, a highly competitive industry and is dependent on the management talent and efforts of key personnel for its success. Flight Options is subject to certain regulations of the Federal Aviation Administration. We do not believe it is dependent on a single or small number of customers or possesses significant intellectual property.

     On December 29, 1998, we completed a second private equity investment in Flight Options. In this investment, we purchased $962,500 of a $5.5 million preferred stock transaction led by The Provident Bank. Our purchase represents approximately 260,135 shares of Class A 8% Convertible Preferred Stock at $3.70 per share. The proceeds were used by Flight Options to fund the expansion of its fractional ownership program and to continue to execute its acquisition strategy. During 1998, Flight Options completed the acquisition of Miller Aviation. Based upon the price of this subsequent financing and the operating performance of Flight Options during 1998, the fair value of our original investment was increased to $9,531,760, resulting in an unrealized gain of $7,431,760. This valuation was based on the $3.70 per share price negotiated by The Provident Bank and was approved by our board of directors.

     On August 31, 1999, Flight Options sold $20 million of Series B 8% Preferred Stock to a third party private equity group at $4.365 per share. Consistent with our investment valuation guidelines, this transaction resulted in a valuation increase on our Flight Options investment of $1,886,030 or $0.50 per share.

     On July 11, 2000, we guaranteed a portion of Flight Options’ third-party borrowings. As a result, we were issued a warrant to purchase 36,000 shares of Flight Options common stock at a price of $0.01 per share. This guarantee was terminated prior to December 12, 2000.

     On December 12, 2000 we purchased 469,925 shares of Flight Options Series C 8% Preferred Stock at $5.32 per share for a total investment of $2.5 million. The proceeds of the transaction were used by Flight Options to fund the continued expansion of its fractional ownership program.

     On June 30, 2001, Flight Options received offers from institutional investors to purchase convertible preferred stock or subordinated debt securities of Flight Options which support the valuation used to complete the December 12, 2000 Series C 8% Preferred Stock transaction described in the preceding paragraph. As a result, and consistent with our investment valuation guidelines, our board of directors approved a valuation increase on the Flight Options investment which resulted in our reporting an unrealized gain of $2,742,889 or $0.72 per share for the quarter ended June 30, 2001.

     On December 21, 2001, Flight Options, Inc. and Raytheon Travel Air, a Wichita, Kansas-based unit of Raytheon Company, a Lexington, Mass. based defense contractor, agreed to combine operations into one fractional aircraft ownership program to be known as Flight Options LLC. Under the terms of the transaction, Flight Options, Inc. initially held a 50.1% ownership of the new business with Raytheon holding 49.9%. Subsequent financing transactions have reduced Flight Options International’s ownership interest in Flight Options LLC to 43.4%. The transaction was completed during the quarter ended March 31, 2002. On a fully-diluted basis, we own approximately 5% of Flight Options LLC and, together with other Brantley investment vehicles, our aggregate fully-diluted ownership in Flight Options LLC is approximately 18%. During the second quarter of 2003, Raytheon Company provided additional debt and equity financing to Flight Options LLC. As a result of this transaction, our board of directors met to review the terms of the transaction. Consistent with our valuation guidelines, the board used private market methods to value our investment in Flight Options, Inc. and approved an increase in the value of our investment in Flight Options, Inc. to a $32.5 million valuation.

     During the course of our April and May 2005 Board of Director meetings, our directors reviewed the overall market conditions of the general aviation industry, the operating results of Flight Options through December 31, 2004, and its ongoing capital needs including financing proposals being evaluated by the Flight Options Board of Directors. As a result of this analysis, our Board of Directors approved a valuation reduction from $32.5 million to $21.9 million as of December 31, 2004.

     On June 9, 2005, Flight Options LLC entered into an agreement with Raytheon Air Travel Company pursuant to which Raytheon would invest $50,000,000 in Flight Options LLC in return for 5,000,000,000 common units. Flight Options LLC would use the proceeds of this investment to repay amounts it owes to Raytheon Aircraft Credit Corporation under a floor plan financing and security agreement. If this transaction is consummated in accordance with its terms, it will be substantially dilutive to the ownership of Flight Options International, Inc. in Flight Options LLC and would result in the reduction of our fully-diluted equity interest in Flight Options LLC to less than 1% and the consequent loss of substantially all of the value of our investment in Flight Options.

     The board of managers of Flight Options LLC determined to defer the consummation of this transaction until July 11, 2005, in order to allow a committee of the board of managers, of which our Chief Executive Officer, Robert Pinkas, is a member, to explore alternative transactions for Flight Options LLC’s board of managers to consider. Any such transaction, at a minimum, would be required to provide for a cash payment to Flight Options LLC of not less than $50,000,000 on or prior to July 11, 2005 and for the application of such proceeds to the amounts owing to Raytheon Aircraft Credit Corporation. We cannot provide any assurance that the committee will identify any potential alternative transactions timely, if at all, and, even if identified, whether Flight Options LLC’s board of managers will approve any such alternative transaction.

     Flight Options International, Inc. and its stockholders have objected to the Raytheon transaction. Although Flight Options International and its stockholders intend to vigorously protect their legal rights as minority equity holders in Flight Options LLC, we can not assure you that they will be successful in postponing, preventing or modifying the pending Raytheon transaction.

   Health Care Solutions, Inc.

     On September 30, 1997, we funded a $1.5 million convertible junior subordinated promissory note facility for Health Care Solutions, Inc. Health Care Solutions is an acquisition strategy company in the home healthcare services market with a strong presence in the Midwest and Great Lakes regions. The terms of the notes called for an 18% interest rate per annum during the first year and 12% per annum thereafter, with final maturity two years from the closing. After the first year, the notes were convertible into common stock at a price of $3.50 per share. In connection with our commitment to provide this facility, we received warrants to purchase up to $450,000 of common stock valued at an exercise price of 10% of an initial public offering price completed during the term of the notes, or at $3.50 per share should the warrants be exercised other than in connection with an initial public offering. The warrants are currently exercisable. The proceeds of the notes were used by Health Care Solutions to help finance acquisitions.

     In 2000, Health Care Solutions completed a re-capitalization plan, including a two-for-one reverse stock split. As a result, we agreed to exchange our convertible junior subordinated promissory note and accrued interest thereon for 246,994 shares of Series C 8% Convertible Preferred Stock at an exchange rate of $7.50 per share. The warrants to purchase up to $450,000 of common stock at an exercise price of 10% of an initial public offering price or at $3.50 per share remain outstanding and have been adjusted to reflect the reverse stock split.

     In addition to the above Series C 8% Convertible Preferred Stock, we funded $500,000 and $299,000 12% Convertible Subordinated Notes from Health Care Solutions in 2000. As part of this transaction, we received a warrant to purchase up to $50,000 of Health Care Solutions common stock at an exercise price equal to the lower of the price determined by an initial public offering or $7.50 per share. On March 7,

2001, we agreed to exchange the $500,000

Convertible Subordinated Note for 71,880 shares of Series D Convertible Preferred Stock. On January 29, 2002, we funded a $1,250,000 12% Convertible Subordinated Note from Health Care Solutions.

     On May 1, 2003, Health Care Solutions sold its respiratory division assets. Through July 31, 2003, Health Care Solutions sold its remaining operating assets. As a result of these transaction, we have received $1,975,853 in proceeds and expect to receive additional proceeds of approximately $1.0 to $1.5 million over the next 18 months. The remaining corporate assets of Health Care Solutions are presently being marketed for a projected sale in 2005. The current valuation approximates the total proceeds expected to be received from this sale.

   The Holland Group, Inc.

     On July 13, 2000, we funded a $2.1 million commitment to invest with Brantley Partners IV, L.P. in a $8.5 million preferred stock issue of The Holland Group, Inc. The Holland Group is a provider of temporary staffing and human resource management services that currently operates 35 branches in five states. In this transaction, we purchased 282,530 shares of The Holland Group’s Series A 8% Convertible Preferred Stock. In February 2002 we purchased a $50,000 12% convertible subordinated note from The Holland Group which was repaid with interest in December 2002.

   TherEx, Inc. (formerly National Rehab Partners, Inc).

     On August 10, 1999, we funded $1.455 million of a $1.5 million commitment to invest with Brantley Partners IV, L.P. and a third party equity group in a $12.0 million preferred stock issue for National Rehab Partners, Inc. Pursuant to this commitment, we purchased 2.2 million shares of Class A 8% Convertible Preferred Stock. The proceeds of this transaction were used to complete the acquisition of a group of rehabilitation management service providers. The remainder of the commitment is being funded upon the successful closing of additional acquisitions. National Rehab Partners is a Brentwood, Tennessee rehabilitation management service company providing rehabilitation services through acute care hospitals and hospital systems throughout the United States. National Rehab Partners is the only national rehabilitation company focused exclusively on helping hospitals develop their outpatient rehabilitation services.

     On January 10, 2001, we funded a $26,126 10% promissory note from National Rehab Partners. On June 13, 2001, the $26,126 note and the related accrued interest were cancelled and replaced with a $27,228 10% promissory note.

     On December 9, 2004, we funded a $162,500 promissory note from National Rehab Partners. The note carries an interest rate of 12% and is due on October 30, 2006.

   Orion Healthcorp (Formerly Integrated Physician Solutions, Inc. and Pediatric Physicians Alliance, Inc.)

     On January 28, 1999, we funded a $3.2 million commitment to invest with Brantley Venture Partners III, L.P. in a $7.9 million preferred stock issue for Integrated Physician Solutions, Inc. Pursuant to our commitment, we purchased 793,000 shares of Class A-2 10% Convertible Preferred Stock. Integrated Physician Solutions is a physician practice management systems provider. Their objective is to develop the leading integrated physician practice management system in the United States. Integrated Physician Solutions is dependent on the management talent and effort of key personnel for its success in this highly competitive industry. We do not believe it is dependent on a single or small number of customers, possesses significant intellectual property or that it is subject to significant regulations. The proceeds of the transaction were used to complete the acquisition of a number of physician practices.

     In addition to the above Class A-2 10% Convertible Preferred Stock, we have funded $667,448 in promissory notes, with detachable warrants, in Integrated Physician Solutions. The detachable warrants are for the purchase of 30,000 shares of Integrated Physician Solutions common stock at $4.00 per share.

     On December 15, 2004, Integrated Physician Solutions, Inc. merged with Orion Healthcorp. IPS equity holders, including the Company received Orion Class A common stock as a result of the merger. Orion Healthcorp is publically traded on the American Stock Exchange under the symbol “ONH”. The public market price for such stock was $2.70 per share at December 31, 2004. Our common stock in Orion is subject to a trading restriction and as a result the fair value of such stock includes a 10% discount from the public market prices. On March 31, 2005, the public market price for Orion was $0.95 per share. The reduction in the market price from December 31, 2004 to March 31, 2005 will be recorded as an unrealized loss in the first quarter.

   Petroleum Partners, Inc.

     On June 7, 2001, we entered into a $2.7 million commitment to invest with Brantley Partners IV, L.P. in a $15.0 million preferred stock and subordinated debt issue for Petroleum Partners, Inc. In connection with this commitment, we purchased 250,000 shares of Class A 8% Convertible Preferred Stock at $1.00 per share, 600,000 shares of Class B 8% Convertible Preferred Stock at $2.00 per share, and funded a $1,250,000 10% Convertible Subordinated Note with a detachable warrant for the purchase of 78,125 shares of common stock at $0.01 per share. Petroleum Partners, based in Cleveland, Ohio, was a provider of outsourced maintenance services to the petroleum industry’s retailers and refineries. The proceeds from the transaction were used to acquire a company which was a provider of petroleum and petrochemical handling equipment and outsourced facilities maintenance services to providers of fuel delivery systems such as gasoline retailers and refineries. The equipment distributed by the company included petroleum storage tanks, pumps, fuel dispensers, flexible piping, tank valves, leak detection gauges, canopies, air compressors and service station lighting equipment.

     In addition to the above investment, we funded $1,875,000 of 10% Convertible Subordinated Notes through December 31, 2002. The proceeds of the notes were used for operating purposes.

     As a result of adverse operating performance, the Board of Directors approved a valuation reduction of our investment to $1,874,219 thereby generating a $1,450,781 loss for the quarter ended March 31, 2003. At that time, the Board of Directors also approved a write-off of all interest and dividends receivable relating to this investment of $517,886. For the quarter ended June 30, 2003, the Board of Directors approved a second valuation reduction in our investment by $1,874,219 thereby generating a year to date realized loss of $3,325,000.

   Prime Office Products, Inc. (Formerly Business Essentials, Inc.)

     On April 22, 1999, we entered into a $1.7 million commitment to invest with Brantley Partners IV, L.P. and Massey Burch Capital Corp. in a $10.0 million preferred stock issue for Prime Office Products, Inc. Pursuant to our commitment, we purchased 510,000 shares of Class A 8% Convertible Preferred Stock at $2.00 per share. Prime Office Products is an office products marketing and distribution company based in Nashville, Tennessee. The first part of the commitment was funded to launch an acquisition strategy focused on office distribution companies serving primarily commercial and industrial customers. The remainder of the commitment is being funded upon the closing of additional acquisitions. On January 8, 2002, we purchased an additional 200,000 shares of Class A 8% Convertible Preferred Stock at $2.00 per share. On July 31, 2002, we purchased an additional 40,000 shares of Class A 8% Convertible Preferred Stock at $2.00 per share. On January 31, 2004, we purchased an additional 50,000 shares of Class A 8% Convertible Preferred Stock at $2.00 per share.

   Streamline Foods, Inc.

     On February 7, 2002 we funded a $795,000 commitment to invest with Brantley Partners IV, L.P. in a $7,950,000 preferred stock and subordinated debt issue for Streamline Foods, Inc. Pursuant to our commitment we purchased approximately 898,000 shares of Series A 8% Convertible Preferred Stock at $0.78 per share and a $95,000 13% Convertible Subordinated Note with warrants to purchase 27,500 shares of common stock at $0.01 per share. The proceeds were used by Streamline Foods for a buy-out of the Company from its previous owner. Streamline Foods, Inc. sources, blends, packages and distributes high sugar content food products for branded multi-national food companies and private label manufacturers.

   Value Creation Partners, Inc.

     On June 14, 2000, we completed a $2.1 million commitment to invest with Brantley Partners IV, L.P. and several other private equity investors in a $23.8 million preferred stock issue for Value Creation Partners, Inc. Pursuant to this commitment, we purchased approximately 35,000 shares and 269,989 shares of 8% Convertible Preferred Stock at $5.00 and $7.30 per share, respectively. Value Creation Partners is an acquisition strategy company in the food industry. The proceeds of the transaction were used to complete the acquisition of Best Brands, Inc., one of the six largest manufacturers and distributors of a complete line of premium ingredients, mixes and products, including equipment, for all segments of the baking industry. Its products are sold primarily to retail bakeries, bakery distributors, supermarket in-store bakeries, food wholesalers and food service establishments.

     On December 6, 2004, Value Creation Partners completed a recapitalization. As a result, we received a cash distribution of $4.5 million from Value Creation Partners and will retain a 5.3% ownership interest in the portfolio company with a cost basis of zero.

   Small-Capitalization Public Equity Investments

     As the Company’s assets became more fully invested, we made the decision to dedicate the remaining available capital to our private company investment activities. As a result, we liquidated our small-capitalization public stock portfolio in the third quarter of 2002.

   Related Party Information

     The Investment Adviser, pursuant to the terms of the Investment Advisory Agreement, is responsible, on a day-to-day basis, for the selection and supervision of portfolio investments. Transactions between the Company and the Investment Adviser, including operational responsibilities, duties and compensation, are governed by the Investment Advisory Agreement. The Company currently pays to the Investment Adviser an annual management fee of 2.85% of the Company’s net assets, determined at the end of each calendar quarter and payable in arrears. For the year ended December 31, 2004, the Investment Adviser was owed an investment advisory fee in the aggregate amount of $504,093. Robert P. Pinkas, Chairman of the Board, Chief Executive Officer, Treasurer and a director, Paul H. Cascio, a Vice President and a director of the Company, Michael J. Finn, President of the Company, and Tab A. Keplinger, Chief Financial Officer of the Company, are officers and managers of the Investment Adviser, and together own a majority of the Investment Adviser. As stated above in Item 1 (Business — Potential Co-Investments and Follow-On Investments) and in Item 8 (Note 5 of the notes accompanying the financial statements in “Financial Statements and Supplementary Data”), the Company co-invests in portfolio companies from time to time with affiliates of the Company and the Investment Adviser, including certain venture capital investment partnerships. Certain officers and directors of the Company and officers of the Investment Adviser also serve as general partners of the investment partnerships’ general partner. The Company’s co-investments with such affiliates are subject to the terms and conditions of the exemptive order granted by the Commission, which relieves the Company from certain provisions of the Act and permits certain joint transactions with the investment partnerships.

   Transactions Between Affiliates of Mr. Pinkas and Flight Options

     Mr. Pinkas has been the sole or an equity owner in various entities (Options Financing LLC, Paramount Aviation Ltd. and Paramount Aviation II, LLC, to which we refer as the “Aircraft Companies”) that have leased aircraft to Flight Options and its predecessors since the mid-1990s. Prior to 1998, the leases of the aircraft owned by the Aircraft Companies were structured such that Flight Options’ payment obligation was to satisfy the interest payments due to the lenders who provided the Aircraft Companies with the acquisition financing for the aircraft, which acquisition financing was secured by assets of Mr. Pinkas. The Aircraft Companies were also entitled to a specified number of hours of flight time on the leased aircraft at standard rates. Beginning in 1998, the leases were restructured so that Flight Options’ lease payment obligation equaled its ratable portion of the amount of such interest, based on the number of hours of flight time used by the relevant Aircraft Company and Flight Options, respectively. At all relevant times, the terms of the lease payments were more favorable to Flight Options than terms available to it from third-party aircraft lessors.

     In 2002, in connection with the combination of Flight Options and Raytheon and the issuance by Flight Options Inc. of its Series D Preferred Stock, Flight Options and the Aircraft Companies restructured the terms of the aircraft leases. In consideration of the forgiveness of past costs for the aircraft, the Aircraft Companies received, in the aggregate, 1,935,122 shares of Series D-2 Preferred Stock, representing approximately 2% of the fully-diluted equity of the Flight Options LLC. In 2003, Flight Options LLC was reorganized, and, in connection with such reorganization, restructured certain of its lending arrangements. As part of the loan restructuring, Options Financing agreed to the retirement all of its 995,272 shares of Series D-2 Preferred Stock subject to Flight Options’ retirement of the financing on the aircraft leased from Options Financing, Paramount Aviation agreed to the retirement of one-half of its 563,910 shares of Series D-2 Preferred Stock, and Paramount Aviation II agreed to the retirement of one-half of its 375,940 shares of Series D-2 Preferred Stock, and Flight Options agreed to modify the terms of the aircraft leases to provide for the payment by Flight Options of a portion of the amount by which the principal amount of the Aircraft Companies’ aircraft acquisition financing exceeds the market value of the underlying aircraft. Further, certain of the leased aircraft remain subject to put rights, pursuant to which the Aircraft Companies could require Flight Options to purchase the aircraft at amortized cost.

   Transaction Between Mr. Saltz and Brantley Capital Management, LLC

     On September 17, 2004, Peter Saltz, a member of our board of directors, made a loan to Brantley Capital Management, LLC, our investment adviser. As a result, Mr. Saltz is an “interested person” as such term is defined in the Investment Company Act. Consequently, since that date we have not met the requirement of the Investment Company Act that a majority of the members of our board of directors not be interested persons. We intend to correct this non-compliance promptly. However, as a result of this non-compliance, certain actions taken by us during the period of non-compliance may be voidable or void. We intend to address any such issues and to seek to take corrective action wherever possible.

   Other

     The Company is an investor in Disposable Products Company, LLC (“DPC”), as discussed in the Company’s Management, Discussion and Analysis of Financial Condition and Results of Operations in Item 7 of this Annual Report on Form 10-K. Grand River Industries, Ltd. (“Grand River”) owns 85% of DPC. Grand River is a limited liability company that is 100% owned by Objective Industrial Investments Partners, L.P. (“Objective”). Robert P. Pinkas, Chairman and Chief Executive Officer of the Company, is a managing member in Objective. Mr. Pinkas, as a result of this investment commitment in Objective, owns 20% of Grand River.

     James P. Oliver has been a director of the Company since 1998 and is a partner with the law firm of Squire Sanders & Dempsey L.L.P., which has represented the Company as counsel since shortly after its formation in 1996.

     On March 19, 2003, the Company entered into a Memorandum of Understanding with Phillip Goldstein, a director of the Company, pursuant to which Mr. Goldstein agreed to dismiss the lawsuit he filed against the Company in September 2002, subject to compliance with the Investment Company Act of 1940. The Court approved the proposed settlement on February 26, 2004. See Item 3 (Legal Proceedings), above.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

     We have invested in small and medium-sized companies, and our investments are considered speculative in nature. Our investments often include securities that are subject to legal or contractual restrictions on resale that adversely affect the liquidity and marketability of such securities. As a result, we are subject to risk of loss which may prevent our stockholders from achieving price appreciation and dividend distributions. The portion of our portfolio consisting of investments in private companies is also subject to valuation risk. We value our privately held investments based on a determination of their fair value made in good faith by our board of directors on a quarterly basis in accordance with our established guidelines. In the absence of a readily ascertainable market value, the estimated values of our investments may differ significantly from the values that would exist if a ready market for these securities existed. Any changes in valuation are recorded in our consolidated statements of operations as “Net unrealized gain (loss) on investments.”

     We consider the management of equity price risk essential to conducting our business. Our portfolio consists of investments in private companies. We anticipate no impact on these investments from modest changes in public market equity prices. However, should significant changes in market prices occur, there could be a long-term effect on valuations of private companies, which could affect the carrying value and the amount and timing of gains realized on these investments. This could also affect our ability to generate cash through the sale of private equity investments, since there may not be realistic initial public offering opportunities.

Impact of Inflation

     We do not believe that our business is materially affected by inflation, other than the impact that inflation may have on the securities markets, the valuations of business enterprises and the relationship of such valuations to underlying earnings, all of which will influence the value of our investments.

Item 8. Financial Statements

BRANTLEY CAPITAL CORPORATION
BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Investments, at fair value or market value (cost $29,196,518)
Companies 5% to 25% owned	$43,648,812	$51,814,010
Companies less than 5% owned	5,796,032	8,576,394
Cash and cash equivalents	3,321,075	4,688,731
Restricted cash	7,000,000	6,000,000
Dividends and interest receivable	5,103,988	6,074,224
Other assets	34,976	700,000

Total Assets	$64,904,883	$77,853,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$6,000,000	$7,500,000
Advisory fee payable	504,093	473,474
Accrued professional fees	83,366	343,023
Distributions payable	3,238,954	2,630,172
Other liabilities	467,273	816,025

Total Liabilities	10,293,686	11,762,694

Stockholders’ Equity:
Common Stock, $0.01 par value; 25,000,000 shares authorized and 3,810,535 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	38,105	38,105
Additional paid in capital	34,506,838	34,506,838
Retained earnings	20,066,254	31,545,722

Total Stockholders’ Equity	54,611,197	66,090,665

Total Liabilities and Stockholders’ Equity	$64,904,883	$77,853,359

Net Asset Value Per Share	$14.33	$17.34

The accompanying notes to the financial statements are an integral part of these statements.

BRANTLEY CAPITAL CORPORATION
STATEMENTS OF OPERATIONS
(unaudited)

	For the year	For the year	For the year
	ended	ended	ended
	December 31,	December 31,	December 31,
	2004	2003	2002
Investment Income (Loss):
Interest and Dividends
Companies owned 5% to 25%	$875,192	$5,585,613	$2,764,126
Companies less than 5% owned	559,864	933,243	149,541
Write Off of Interest and Dividends Receivable	—	(548,334)	—

Total investment income	1,435,056	5,970,522	2,913,667

Expenses:
Advisory fees	1,925,471	1,952,808	1,901,941
Administration fees	75,256	75,465	75,000
Professional fees	498,426	70,031	1,929,878
Interest and other expense	1,018,213	1,215,663	1,165,245

Total expenses	3,517,366	3,313,967	5,072,064

Net Investment Income (Loss)	(2,082,310)	2,656,555	(2,158,397)

Net Realized and Unrealized Gains (Losses) on Investments:
Net realized gains (losses)
Companies less than 5% owned	—	(3,675,000)	(402,012)
Companies more than 5% but less than 25% owned	8,801,782	470,896	—
Net unrealized gains (losses) on investments	(14,959,986)	3,368,058	454,423

Net realized and unrealized gains (losses) on investment transactions	(6,158,204)	163,954	52,411

Net increase (decrease) in net assets resulting from operations	$(8,240,514)	$2,820,509	$(2,105,986)

Net increase (decrease) in net assets from operations per share, basic	$(2.16)	$0.74	$(0.55)

Net increase (decrease) in net assets from operations per share, diluted	$(2.15)	$0.74	$(0.55)

Weighted average number of shares outstanding, basic	3,810,535	3,810,535	3,810,535

Weighted average number of shares outstanding, diluted	3,836,616	3,813,721	3,810,535

The accompanying notes to the financial statements are an integral part of these statements.

BRANTLEY CAPITAL CORPORATION
STATEMENTS OF CHANGES IN NET ASSETS
(unaudited)

		Additional		Total
	Common	Paid in	Retained	Stockholders
	Stock	Capital	Earnings	Equity
Balance at December 31, 2002	$38,105	$34,506,838	$31,355,385	$65,900,328
Net increase in net assets from operations:
Net investment income	—	—	2,656,555	2,656,555
Net realized loss	—	—	(3,204,104)	(3,204,104)
Net unrealized gain	—	—	3,368,058	3,368,058
Distributions from:
Net investment income			(2,630,172)	(2,630,172)

Balance at December 31, 2003	$38,105	$34,506,838	$31,545,722	$66,090,665

Net decrease in net assets from operations:
Net investment loss	—	—	(2,082,310)	(2,082,310)
Net realized gain	—	—	8,801,782	8,801,782
Net unrealized loss	—	—	(14,959,986)	(14,959,986)
Distributions from:				—
Net investment income	—	—	(79,030)	(79,030)
Net realized gains	—	—	(3,159,924)	(3,159,924)

Balance at December 31, 2004	$38,105	$34,506,838	$20,066,254	$54,611,197

The accompanying notes to the financial statements are an integral part of these statements.

BRANTLEY CAPITAL CORPORATION
STATEMENTS OF CASH FLOWS
(unaudited)

	For the years ended December 31,
	2004	2003	2002
Cash Flows from Operating Activities:
Net change in net assets resulting from operations:	$(8,240,514)	$2,820,509	$(2,105,986)
Adjustments to reconcile net change in net assets resulting from operations to net cash provided by (used for) operations:
Net realized (gains) losses from investments	(8,801,782)	3,204,104	402,012
Net unrealized (gains) losses on investments	14,959,986	(3,368,058)	(454,423)
Changes in assets and liabilities:
Restricted cash	(1,000,000)	—	—
Dividend and interest receivable	970,236	(647,530)	(1,933,635)
Other assets	665,024	(700,000)	360,158
Payable for investments purchased	—	—	(200,000)
Advisory fee payable	30,619	(4,386)	(10,071)
Accrued professional fees	(259,657)	(752,482)	1,042,342
Other liabilities	(348,752)	542,035	224,184
Purchases of investment securities	(5,915,097)	(2,208,665)	(9,422,705)
Sales/Maturities of investment securities	10,702,453	4,066,050	7,702,388

Net cash provided by (used for) operating activities	2,762,516	2,951,577	(4,395,736)

Cash Flows from Financing Activities:
Note Payable	(1,500,000)	1,500,000	—
Distributions paid	(2,630,172)	—	(736,455)

Net cash used for financing activities	(4,130,172)	(1,500,000)	(736,455)

Net change in cash and cash equivalents for the year	(1,367,656)	4,451,577	(5,132,191)

Cash and cash equivalents, beginning of year	4,688,731	237,154	5,369,345

Cash and cash equivalents, end of the year	$3,321,075	$4,688,731	$237,154

The accompanying notes to the financial statements are an integral part of these statements.

BRANTLEY CAPITAL CORPORATION

STATEMENT OF INVESTMENTS

December 31, 2004
(unaudited)

Name of Issuer and Title of Issue	Shares/Par	Value
Aviation
Flight Options International Inc. Preferred Stock and Warrants *#@	1,214,959	$21,900,000

Business Services
Disposable Products Company, LLC Subordinated Debt with Warrants *#	5,637,984	3,908,317
The Holland Group, Inc. Convertible Preferred Stock #@	282,530	2,125,000
International Total Services, Inc. Common Stock	104,250	101
Prime Office Products, Inc. Convertible Preferred Stock #@	800,000	1,600,000

		7,633,418

Drugs & Health Care

Health Care Solutions, Subordinated Debt with Warrants #	1,573,210	1,602,611
TherEx, Inc. Convertible Preferred Stock #@	2,218,375	1,454,285
TherEx, Inc. Subordinated Debt #	189,728	189,728
Orion Healthcorp, Inc. Common Stock *@	4,090,872	9,940,819

		13,187,443

Miscellaneous
Streamline Foods, Inc. Convertible Preferred Stock #@	897,572	699,725
Streamline Foods, Inc. Subordinated Debt with Warrants #	122,500	95,275
Value Creation Partners, Inc. Convertible Preferred Stock #@	304,989	1,293,153
Waterlink, Inc. Warrants	53,550	—

		2,088,153

Retail Trade
Fitness Quest, Inc. Common Stock *#@	160,250	4,635,830

Total Investments—(Cost $29,196,518)		$49,444,844

All investments are U.S. companies

* Represents 5% or more of total stockholders equity.

# Represents privately held securities which are considered illiquid.

@ Represents more than 5% but less than 25% of the voting class of securities.

Ä Represents publically traded securities subject to a sales restriction which expires on December 15, 2005.

BRANTLEY CAPITAL CORPORATION

NOTES TO THE FINANCIAL STATEMENTS
(unaudited)

1. Organization

     Brantley Capital Corporation (the “Company”), a Maryland corporation, is a closed-end, non-diversified investment company which has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Act”). The Company was organized on August 1, 1996 and commenced operations on December 3, 1996. The Company’s principal investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends, and fees paid by its portfolio companies. To achieve this objective, the Company provides equity and long-term debt financing to small and medium-sized companies in a variety of industries throughout the United States.

     The Company invests in securities classified as “restricted securities” under the Securities Act of 1933. The value of restricted stock investments for which no public market exists cannot be precisely determined. These securities will usually be subject to restrictions on resale or otherwise have no established trading market. The lack of liquidity of these securities may adversely affect the ability of the Company to dispose of them in a timely manner and at a fair price when the Company deems it necessary or advantageous.

     Privately placed securities typically depend significantly on the management talents and efforts of one person or a small group of persons. The loss of the services of one or more of these persons could have a material adverse affect on the portfolio company. In addition, due to their size and sometimes limited product diversity, these companies may be more vulnerable to economic downturns and often require additional capital to expand or compete.

     The Company continuously evaluates opportunities to maximize the valuation of its investments. In that regard, the Company periodically evaluates potential acquisitions, financing transactions, initial public offerings, strategic alliances, and sale opportunities involving its portfolio companies. These transactions and activities are generally not disclosed to the Company’s shareholders and the investing public until such time as the transactions are publicly announced or completed, as the case may be. Any such pending transaction could have an impact on the valuation of an investment which is also generally not adjusted until the transaction is publicly announced or completed.

     Small-cap public companies may also display more sensitivity to changes in company, industry and market conditions than more established public companies. Because small-cap public companies often have fewer outstanding shares than larger companies, it may be more difficult for the Company to buy or sell significant amounts of shares without an unfavorable impact on the prevailing prices.

     The Company operates as a non-diversified investment company within the meaning of the Act and therefore, the Company’s investments are likely to not be substantially diversified.

2. Significant Accounting Policies

     The following is a summary of significant accounting policies in conformity with accounting principles generally accepted in the United States followed by the Company in preparation of its financial statements.

   A. Security Valuation

     We value our privately held investments based on a determination of their fair value made in good faith by our board of directors. Initially, the fair value of each such security is based upon its original cost. Cost is also the primary factor used to determine fair value on an ongoing basis until significant developments or other factors affecting the investment (such as results of subsequent financings, the availability of market quotations, the portfolio company’s operations and changes in general market conditions) provide a basis for value other than cost. Portfolio investments listed on a securities exchange or traded on the Nasdaq Stock Market are valued at the closing price listed on the relevant exchange or quotation system at the date of valuation. Securities traded in the over-the-counter market are valued based on the average of the closing bid and asked prices on the date of valuation.

     Public securities with legal, contractual or other restrictions on transfer may be discounted due to such restrictions. The lack of liquidity of these securities may adversely affect our ability to dispose of them in a timely manner and at a fair price when we deem it necessary or advantageous to do so.

     We continuously evaluate opportunities to maximize the value of our investments. In that regard, we periodically evaluate potential acquisitions, financing transactions, initial public offerings, strategic alliances, and sale opportunities involving our private portfolio companies. These transactions and activities are generally not disclosed to our stockholders and the investing public until such time as the transactions are publicly announced or completed, as the case may be. Any such pending transaction could have an impact on the value of an investment, which is also generally not adjusted until the transaction is publicly announced or completed.

BRANTLEY CAPITAL CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — Continued
(unaudited)

     Portfolio investments listed on an exchange or traded on the NASDAQ National Market are valued at the closing price listed on their respective exchange or system on the date of valuation. Securities traded in the over-the-counter market will be valued on the average of the closing bid and asked prices on the day of valuation.

   B. Repurchase Agreements

     The Company may invest in repurchase agreements with institutions, which Brantley Capital Management, L.L.C. (the “Investment Adviser”) has determined are creditworthy. Each repurchase agreement is recorded at cost. The Company requires that the securities purchased in a repurchase agreement be transferred to the Company’s custodian in a manner which will enable the Company to obtain those securities in the event of counter-party default. The seller is required to maintain the value of the securities held at not less than the repurchase price, including interest.

   C. Cash and Cash Equivalents

     Cash equivalents consist of highly liquid investments with minimal interest rate risk and original maturities of three months or less at acquisition date. The stated value of these instruments approximates fair market value due to their short-term nature. At December 31, 2004, cash and cash equivalents consisted of the following:

	December 31,	December 31,
	2004	2003
Cash	$10,321,075	$10,688,731

Non-restricted Cash	$3,321,075	$4,688,731

Restricted Cash	$7,000,000	$6,000,000

     Pursuant to note payable agreement (Note 10) the Company is obligated to maintain $7.0 million of cash under the direction of the lender.

   D. Security Transactions and Related Income

     Security transactions are accounted for on a trade date basis. Net realized gains or losses on sales of securities are determined on the specific identification method. Interest income and expenses are recognized on the accrual basis. Dividends are recorded on the ex-dividend date for publicly traded securities and in accordance with the security agreement for private securities.

   E. Dividends and Distributions to Stockholders

     The Company intends to make distributions to its stockholders of substantially all of its investment company taxable income. The Company may choose to distribute net realized long-term capital gains, or to retain such gains to supplement the Company’s equity capital and support growth in its portfolio. Income distributions and capital gain distributions are determined in accordance with income tax regulations, which may differ from accounting principles generally accepted in the United States.

BRANTLEY CAPITAL CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — Continued

(unaudited)

   F. Income Taxes

     The Company intends to continue to qualify as a regulated investment company by complying with the applicable provisions available to certain investment companies as defined in applicable sections of the Internal Revenue Code. Therefore, no provision for income taxes has been recorded.

   G. Reclassifications

     Certain previously reported amounts have been reclassified to conform to the current year presentation.

   H. Segments

     The Company operates as one segment as defined by Statement of Financial Accounting Standard No. 131 “Disclosures about Segments of an Enterprise and Related Information.”

3. Investment Advisory Agreement

     The Company has entered into an investment advisory agreement (the “Advisory Agreement”) with the Investment Adviser under which the Investment Adviser is entitled to an annual management fee of 2.85% of the Company’s net assets, determined at the end of each calendar quarter, and payable quarterly in arrears throughout the term of the Advisory Agreement. Certain officers of the Company are also officers of the Investment Adviser. No officer of the Investment Adviser receives any compensation from the Company for serving as officer of the Company.

4. Investments

     At December 31, 2004 and 2003, the cost of investments for federal income tax purposes was the same for financial reporting purposes.

5. Transactions with Related Parties

     The Company has obtained exemptive relief from certain provisions of the Act which permit the Company to invest in an offering in which affiliates of the Investment Adviser also intend to invest. The Company anticipates that, subject to certain terms and conditions, current and future affiliates of the Investment Adviser may frequently invest in the same portfolio companies.

     At December 31, 2004 and 2003, the Company owed $504,093 and $473,474 respectively, to the Investment Adviser for management and advisory services.

     Mr. Pinkas has been an equity owner in various entities (Options Financing LLC, Paramount Aviation Ltd. and Paramount Aviation II, LLC, to which we refer as the “Aircraft Companies”) that have leased aircraft to Flight Options and its predecessors since the mid-1990s. Prior to 1998, the leases of the aircraft owned by the Aircraft Companies were structured such that Flight Options’ payment obligation was to satisfy the interest payments due to the lenders who provided the Aircraft Companies with the acquisition financing for the aircraft, which acquisition financing was secured by assets of Mr. Pinkas. The Aircraft Companies were also entitled to a specified number of hours of flight time on the leased aircraft at standard rates. Beginning in 1998, the leases were restructured so that Flight Options’ lease payment obligation equaled its ratable portion of the amount of such interest, based on the number of hours of flight time used by the relevant Aircraft Company and Flight Options, respectively. At all relevant times, the terms of the lease payments were more favorable to Flight Options than terms available to it from third-party aircraft lessors. In 2002, in connection with the combination of Flight Options and Raytheon and the issuance by Flight Options Inc. of its Series D Preferred Stock, Flight Options and the Aircraft Companies restructured the terms of the aircraft leases. In consideration of the forgiveness of past costs for the aircraft, the Aircraft Companies received, in the aggregate, 1,935,122 shares of Series D-2 Preferred Stock, representing approximately 2% of the fully-diluted equity of the Flight Options LLC. In 2003, Flight Options LLC was reorganized, and, in connection with such reorganization, restructured certain of its lending arrangements. As part of the loan restructuring, Options Financing agreed to the retirement all of its 995,272 shares of Series D-2 Preferred Stock subject to Flight Options’ retirement of the financing on the aircraft leased from Options Financing, Paramount Aviation agreed to the retirement of one-half of its 563,910 shares of Series D-2 Preferred Stock, and Paramount Aviation II agreed to the retirement of one-half of its 375,940 shares of Series D-2 Preferred Stock, and Flight Options agreed to modify the terms of the aircraft leases to provide for the payment by Flight Options of a portion of the amount by which the principal amount of the Aircraft Companies’ aircraft acquisition financing exceeds the market value of the underlying aircraft. Further, certain of the leased aircraft remain subject to put rights, pursuant to which the Aircraft Companies could require Flight Options to purchase the aircraft at amortized cost.

     On September 17, 2004, Peter Saltz, a member of our board of directors, made a loan to Brantley Capital Management, LLC, our investment adviser. As a result, Mr. Saltz is an “interested person” as such term is defined in the Investment Company Act. Consequently, since that date we have not met the requirement of the Investment Company Act that a majority of the members of our board of directors not be interested persons. We intend to correct this non-compliance promptly. However, as a result of this non-compliance, certain actions taken by us during the period of non-compliance may be voidable or void. We intend to address any such issues and to seek to take corrective action wherever possible.

     The Company is an investor in Disposable Products Company, LLC (“DPC”), as discussed in the Company’s Management, Discussion and Analysis of Financial Condition and Results of Operations in Item 7 of this Current Report on Form 8-K. Grand River Industries, Ltd. (“Grand River”) owns 85% of DPC. Grand River is a limited liability company that is 100% owned by Objective Industrial Investments Partners, L.P. (“Objective”). Robert P. Pinkas, Chairman and Chief Executive Officer of the Company, is a managing member in Objective. Mr. Pinkas, as a result of this investment commitment in Objective, owns 20% of Grand River.

     James P. Oliver has been a director of the Company since 1998 and is a partner with the law firm of Squire Sanders & Dempsey L.L.P., which has represented the Company as counsel since shortly after its formation in 1996.

     On March 19, 2003, the Company entered into a Memorandum of Understanding with Phillip Goldstein, a director of the Company, pursuant to which Mr. Goldstein agreed to dismiss the lawsuit he filed against the Company in September 2002, subject to compliance with the Investment Company Act of 1940. The Court approved the proposed settlement on February 26, 2004. See Item 3 (Legal Proceedings), above.

6. Use of Estimates

     The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including the valuation of privately held securities, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

BRANTLEY CAPITAL CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — Continued

(unaudited)

7. Stockholders’ Equity

     The Company is authorized to issue 25,000,000 shares of Common Stock with a par value $0.01 per share. Shares totaling 3,660,535 were issued through the organization and initial public offering of the Company at a per share price of $10.00. On January 15, 1997, the underwriters of the initial offering of the Company’s shares exercised an option to purchase an additional 150,000 shares of Common Stock at $10 per share resulting in total shares outstanding of 3,810,535. The proceeds of the offerings were recorded net of offering costs.

     Under the Company’s Dividend Reinvestment and Cash Purchase Plan (the “Plan”), all cash dividends and cash distributions to stockholders are automatically reinvested unless the stockholder elects to receive his or her distributions in cash. If the market value per share of the Common Stock on the record date equals or exceeds the net asset value per share of Common Stock on that date, the Company will issue new shares at the net asset value.

     If the net asset value exceeds the market price, shares will be purchased on the open market or in private transactions as soon as is practicable after such date, as permitted by applicable regulations. If before the open market purchases have been completed, the market price exceeds the net asset value, the Company will issue new shares at net asset value to fulfill the purchase requirements.

8. Stock Option Plans

     Concurrent with the initial public offering on December 3, 1996, the Company adopted the 1996 Stock Option Plan (the “Plan”), which authorizes the issuance of options to purchase up to 1,175,000 shares of Common Stock to officers and employees of the Company. Options to purchase 325,000, 175,000 and 350,000 shares of Common Stock of the Company (the “Option Shares”) were granted to the Company’s executive officers on December 3, 1996, May 18, 1999 and February 23, 2000, respectively. These options are exercisable as to one-third of the Option Shares on the first anniversary of the option grant, as to an additional one-third of the Option Shares on the second anniversary of the option grant and as to the remaining one-third of the Option Shares on the third anniversary of the option grant. Options granted under the Plan are exercisable at a price not less than the greater of (i) the current market value on the date of option grant and (ii) the current net asset value of the shares of Common Stock on the date of the option grant. No option may be exercised more than 10 years after the date on which it is granted. The exercise price of the granted options is $10.00, $12.77 and $13.42, respectively.

     In addition, the Company has adopted a stock option plan relating to 75,000 shares of Common Stock to be granted to the disinterested directors of the Company (the “Director’s Plan”). Upon receipt of an order from the Securities and Exchange Commission approving such a plan as fair and reasonable and not overreaching of the Company or its stockholders, options to purchase 22,000, 10,000 and 12,000 shares of Common Stock were granted to the disinterested directors on May 18, 1999, June 13, 2000 and June 15, 2002 respectively. These options are exercisable on the first anniversary of the option grant or (ii) the current net asset value of the shares of Common Stock on the date of the option grant. No options may be exercised more than 10 years after the date on which it is granted. The exercise price of the granted options is $12.77, 13.96 and 13.67 respectively.

BRANTLEY CAPITAL CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — Continued

(unaudited)

     In order to facilitate the purchase of shares under the Plan or Director’s Plan, the Company may make arms’-length loans to each plan’s participants, under the terms required by Section 57 (j)(2) of the Investment Company Act of 1940. No loans were outstanding as of December 31, 2004.

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock Based Compensation (“the Statement”). The Statement encourages companies to recognize expense for stock based compensation awards based on their fair value on the date of grant. Under the Statement, companies may continue following the existing accounting rules, provided that pro forma disclosures are made of what net income and earnings per share would have been had the new fair value method been used. The Company has elected to continue the existing accounting method and to not adopt the fair value method. Management has assessed the impact of this pro forma disclosure requirement and determined that it is not material to the operations of the Company in 2004 and 2003. Management used the Black Scholes model to perform this assessment. Key assumptions included an estimated volatility of .253, expected option life of 5 years, an expected dividend yield of 4.38 and a risk free interest rate of 4.95%.

9. Financial Highlights

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2004	2003
Net Asset Value, Beginning of year	$17.34	$17.29

Income (loss) from investment operations:
Net Investment Gain (Loss)	(0.55)	0.70
Net Realized and Unrealized Gain (Loss) on Investments	(1.61)	0.04

Total from investment operations:	(2.16)	0.74

Less Distributions from:
Investment Income	(0.02)	(0.69)
Net Realized Gains	(0.83)	—

Total distributions	(0.85)	(0.69)

Net Asset Value, end of the year	$14.33	$17.34

Market Value, end of the year	$11.64	$10.20

Total Return, at Market Value	22.45%	41.31%

Total Return, at NAV	(13.57)%	6.98%

Total Expenses / Average Net Assets	5.83%	4.84%

Net Investment Income (Loss)/ Average Net Assets	(3.45)%	3.88%

BRANTLEY CAPITAL CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — Continued

(unaudited)

10. Debt

     The note payable to bank at December 31, 2004 consisted of secured note of $6,000,000 with interest payable at each bank’s prime rate, 5.25%, respectively, at December 31, 2004. Under the terms of the agreements, the banks may request repayment on demand. Interest is paid monthly.

     The Company entered into a $2.5 million short-term note arrangement with Huntington National Bank in June 2004. The Note is unsecured and carries an interest rate of prime plus 1% (6.25% at December 31, 2004). As of December 31, 2004 no amount was drawn down on the note.

11. Recent Accounting Pronouncements

     In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Also, SFAS No. 123(R) provides significant additional guidance regarding the valuation of employee stock options. While SFAS No. 123(R) does not require the use of a specific option-pricing model; it does indicate that lattice models usually will provide a better estimate of fair value of an employee stock option. On April 14, 2005, the U.S. Securities and Exchange Commission announced a deferral of the effective date of FAS 123(R) for calendar year companies until the beginning of 2006, however, early adoption is permitted. The company has not decided whether it will implement this standard early or wait until January 1, 2006.

     As permitted by SFAS No. 123, the company currently accounts for share-based payments to employees using the APB Opinion No. 25 intrinsic-value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of the SFAS No. 123(R) fair value method will affect the company’s results of operations. The impact of adoption of SFAS No. 123(R) on future net increase (decrease) in net assets resulting from operations and selected per share data has not yet been determined.

12. Subsequent Events

     Our December 31, 2004 financial statements are not yet complete as a result of concerns regarding the valuation of our portfolio securities, including our investment in Flight Options International, Inc. As a result of the uncertainty caused by this delay, and the potential balance sheet effects of the related party compliance issues discussed herein, it is possible that the financial statements included herewith may be amended or restated, depending on the outcome of the valuation analyses described herein and the resolution of those related party issues. The special committee has retained Huron Consulting Group to provide a valuation analysis of our investment in Flight Options International, Inc. as of December 31, 2004, March 31, 2005, and June 30, 2005 and to perform an appraisal review of the board’s valuation analyses of our other individually-significant investments. In addition, Flight Options International, Inc. has retained the financial advisory firm of Duff & Phelps LLC to provide it with a valuation analysis of its ownership interest in Flight Options LLC.